Hydrogen Engine Center, Inc.

Quarterly Newsletter

July 2008

Volume 3, Issue 1

Ted Hollinger, Acting President and CEO, Recaps 2007 Milestones

It is our goal to develop cost effective, market driven products and technologies that will provide clean-energy solutions for the world's energy needs…



Gasoline prices are climbing to record highs making the price of hydrogen more competitive, and therefore making our dream an even closer reality. Hydrogen holds great promise for meeting our future energy needs. Hydrogen's greatest strength is its ability to be produced from a wide variety of resources. Like many new technologies, we must prove designs, develop prototypes and provide prototype demonstrations that prove we can achieve lower product costs, increased efficiency and lower emissions. The contents of this newsletter will break down some examples of how we have designed and deployed our technologies to meet the growing demands for alternative power solutions.

Industrial Applications and Engine Controls

We are embarking on our biggest program to date. This program will be called "Clean Skies" and will involve both Air Liquide and Hydrogen Engine Center (HEC). Air Liquide and HEC will team up to convert gasoline-powered airport baggage tractors to hydrogen. Air Liquide will provide the hydrogen fuel and baggage tractor mounted storage tanks while HEC will provide hydrogen-powered 4.9L Oxx Power® engines and Oxx Boxx™ engine controls. We plan to perform emission and safety requirements testing for operation 'inside the fence' of airports. Once testing is completed, the new "blue" engines will be specially tagged to show they are hydrogen-powered and safety certified.

We are exploring the use of other fuels which contain hydrogen such as ammonia and methanol in our Oxx Power® engines and power systems. We shipped our first ammonia-fueled power unit for testing purposes in September 2007. The engine now being tested has run in excess of 700 hours and is being fueled using anhydrous ammonia, with liquefied petroleum gas (LPG) as a catalyst fuel.

Our engineers at HEC Canada are credited with the development of our newest product the "Mini Oxx Boxx". The Mini Oxx Boxx has multiple advantages over our traditional Oxx Boxx™ controller such as a more compact design and lower assembly costs.

We have also moved forward on our new controller firmware and software.

Distributed Power Generation via Renewable Energies

Wind power is the fastest growing electricity source in the world. During low wind conditions, hydrogen, which is produced by electrolysis when the wind is blowing, is used to power the products we have developed and are currently testing. We have designed and developed a 50kW Oxx Power® hydrogen generator system which is now being tested on a wind farm setting in Colorado, and we have designed and developed a 4 + 1™ 250kW generator system which will be used to replace a diesel powered generator on the Ramea Island wind farm. These hydrogen-powered generator systems will generate electricity which can be tied to the power grid.

Power Generation via Industrial Byproducts

Many industrial processes provide hydrogen, or other combustible gases, as byproducts. We believe that we can provide solutions which will enable facilities to utilize the byproduct as a fuel to power their facilities. We are currently involved in a pilot program using this technology with Grasim Industries in India. Grasim is a chlor-alkali manufacturing facility, which produces hydrogen as a byproduct. An additional process that has a combustible byproduct is that of Startech Environmental Corporation's plasmification waste treatment process.

Intellectual Property

Our patent portfolio is continuously being updated, to provide us with a long-term "position of strength" in negotiating licensing agreements with competitors and partners. We believe that our development technologies have the potential to revolutionize our world by removing the political and environmental problems generated by our increasing appetite for energy sources.

We have 18 patents in process including 9 patents pending and a number of potential patents in the development stage. HEC's first patent is scheduled to be issued in August 2008. These patents relate to energy efficiency and the use of hydrogen, ammonia and other alternative fuels for the production of cleaner energy.

I, along with all of the employees at HEC, appreciate your continued support as we continue to build alternative energy power solutions for the global marketplace. We _can_ make a difference.

There is no shortage of energy, only a shortage of wisdom and creativity in the methods we use to harness the energy that is all around us.

Ted Hollinger, Acting President & CEO

Industrial Applications and Engine Controls



One of the main industrial applications HEC is targeting is that of the airport ground support equipment market. Our 4.9L Oxx Power® engine is designed as a direct replacement for engines used in baggage tractors. The engine has the same form, fit and function of those currently in use. Oxx Power® engines can be used as direct replacements and maintained by existing technicians with minimal additional training. We believe our collaboration efforts with Air Liqiude, a hydrogen supplier, and numerous other participants will result in opportunities to sell hydrogen-fueled engines into the ground support industry.

AIR LIQUIDE

The first Clean Skies engine was displayed at HEC's Annual Shareholder Meeting as Ted Hollinger discussed the upcoming program. HEC will work with Air Liquide to convert existing baggage tractors to run on hydrogen. Standard 4.9L traditional-fueled engines will be replaced with blue Oxx Power® engines outfitted with hydrogen fuel systems, Oxx Boxx™ engine controls and Air Liquide's hydrogen storage units. All engines designated for the Clean Skies program will be safety certified to meet all regulations in place for operation on airport grounds, which is just one of the main goals of the Clean Skies program.

TGP WEST

Currently, TGP West in California is field testing an HEC ammonia-fueled power unit. The power unit is providing clean power to irrigate a walnut grove and provide water for a cattle ranch. We are testing the fuel injection system on anhydrous ammonia and have logged over 700 hours of operation and are continuing to collect data on the unit. An established manufacturing and distribution infrastructure are in place for anhydrous ammonia, making it more readily available than hydrogen at this point in time. We are continuing the development of ammonia-fueled power products and intend to further optimize the platform accordingly.

Pictured below are the Oxx Boxx™ and Mini Oxx Boxx engine controllers. The Mini Oxx Boxx was announced and displayed at the Annual Shareholder Meeting. The new controller is designed to be used in conjunction with the Clean Skies engine and can also be used with the 6-cylinder 4.9L engine and smaller engines. As depicted in the photo, it is much smaller in size than the original but provides stronger software controls. Some of the key features of the new Mini Oxx Boxx are:

- CAN bus inside, for J1939, OBDII etc.
- Greater processing capabilities
- Smarter, stronger and faster injector driver
- Single surfaced mount component
- Compact design
- Cost effective to assemble
- Very flexible trigger inputs
- Powerful Windows-based software


HEC
OxxBoxx

Distributed Power Generation via Renewable Energies

Our current involvement with wind-to-hydrogen projects such as Xcel Energy and Natural Resources Canada provide examples of how HEC's power generation systems can be combined with renewable resources to provide intermittent or continuous power generation. In these examples, when the wind blows, the wind turbines provide electric power. If the power created exceeds the demand, excess electricity will be used to create hydrogen through electrolysis (separation of water into hydrogen and oxygen). That hydrogen is then stored to be utilized to power an HEC power generation system during peak usage of electricity. We believe this type of system can smooth out the peaks and valleys in wind energy production as well as be used in conjunction with other renewable resources.

HEC is also involved in a Memorandum of Understanding with ITM Power plc, a United Kingdom-based electrolyzer and fuel cell manufacturer. According to ITM's website, existing industry standard membrane material is estimated to cost $500 per sq metre, ITM's membrane costs $5 per sq metre. This allows ITM to produce a lower-cost electrolyzer. The agreement between HEC and ITM allows both parties to work together to build a turn-key system involving ITM's electrolyzer and HEC's hydrogen-fueled generator systems. With this system a renewable resource would create energy to operate the elelctrolyzer, which would then power the HEC hydrogen-fueled power generation system. The photo to the right displays the HEC genset produced specifically for this project with ITM Power. The combination of HEC's hydrogen-fueled internal combustion engine with ITM's low cost electrolyzer could provide the essential technology to convert low-value, intermittent, renewable energy (wind, solar) into a reliable, non-fossil energy supply.


HEC

According to the National Hydrogen Association, the main commercial advantages of hydrogen production by electrolysis are its scalability and the emission-free production of hydrogen. This is the most common method used to produce renewable hydrogen and involves the separation of water into hydrogen and oxygen using an electric current. In addition, renewables rarely provide continuous power (e.g., wind doesn't blow consistently and the sun isn't always out), so hydrogen can increase stationary power reliability when used as an electricity storage device. Even after looking at the costs and benefits of the future conjunction between hydrogen and renewable energy technology, the future is a promising one (Source: www.hydrogenassociation.org).



Power Generation via Industrial Byproducts

Many industrial processes produce hydrogen, or other combustible gases, as byproducts. We believe that HEC can provide a solution that enables facilities to utilize the byproduct as a fuel to power the facilities. We are currently involved in a pilot program using this technology with Grasim Industries in India. Grasim is a chlor-alkali manufacturing facility, which produces hydrogen as a byproduct. They are currently operating a 50kW hydrogen-powered generator set. We expect to increase the scale of power production via our HEC generators at industrial facilities around the world.

An additional process that has a combustible byproduct is that of Startech Environmental Corporation's plasmification waste treatment process. Startech and HEC plan to work jointly to create a complete system that will take the gaseous byproduct of Startech's plasma converter and run it through an HEC power generation system to create power.

How does hydrogen compare with other fuels like


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- → Hydrogen can be totally nonpolluting (water is the exhaust).
- → Hydrogen can be economically competitive with gasoline or diesel.
- → Hydrogen can be as safe as gasoline, diesel, or natural gas.
- → Hydrogen can help reduce our dependence on imported fuels.
- → Hydrogen can be produced in any country or locale from a variety of engine sources.

(Sources: U.S. Department of Energy / National Hydrogen Association)

HEC Iowa and HEC Canada Welcome New Board Members

Stephen T. Parker was appointed to HEC Iowa's Board of Directors following the resignation of Edward T. Berg in February of this year. Mr. Berg's resignation was accepted with regret and sincere appreciation for his contributions to HEC Iowa. Management is extremely pleased to welcome Mr. Parker and his levels of experience, expertise, and energy to the HEC board. Currently, Mr. Parker is Chairman and CEO of Datacraft Solutions. Datacraft offers its Software as a Service (SaaS) applications to supply chain replenishment networks.



Jan Rowinski was appointed to HEC Canada's Board of Directors as a successor to the late Dr. Tapan K. Bose. Mr. Rowinski is the Co-Founder and Managing Partner of Bay Stream Ventures, a corporate development and management consulting firm specializing in Business Development, Corporate Strategy, M&A, Financing, and Performance Improvement. He is also Co-Founder of GPS Latitude, a provider of security solutions and tracking for mobile assets, including advanced cost effective integrated mobile digital video tracking / recording and live wireless transmission solutions. As stated in the May 20, 2008 press release, Mr. Rowinski said, "As a veteran in the technology field, I recognize the tremendous market opportunities for HEC clean-tech engine products, and, specifically, for their innovative Electronic Engine Controller and fuel delivery systems that position the company to become a leader in the global transition from polluting fossil fuels to carbonless non-polluting power."

Governor Chet Culver of Iowa Signs Energy Bill Into Law at HEC Facilities

Governor Culver visited Hydrogen Engine Center on May 6th, 2008 to sign Iowa Senate File 2386 as well as tour the facilities. SF 2386 is an energy bill regarding Energy Efficiency Initiatives. Other political notables present at the bill signing were Senator Jack Kibbie, Representative Dolores Mertz, and Representative Marcella Frevert.


By
The Hydrogen
Engine Center, Inc
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Above: Representative Dolores Mertz, Senator John "Jack" Kibbie, Don Vanderbrook, Ted Hollinger, and Representative Marcella Frevert witness Governor Culver's signing of Senate File 2386 at HEC facilities. (Photo courtesy of Governor Culver's Office.)

Prior to the bill signing, Governor Culver toured HEC facilities and learned of the multitude of renewable energy projects HEC is involved with, including those with Xcel Energy and Natural Resources Canada. Governor Culver was able to see first-hand how HEC is working with ITM Power to provide a turn-key system for renewable energy storage and energy support (see unit photo on page 3).

HEC's technology was a large part of Governor Culver's address to the public, including his support in aiding HEC with making global connections to market the technology and products produced here in Iowa. Governor Culver stated, "Hydrogen Engine Center has been working in India, and I would look to make connections in China during my upcoming visit to that country. We can export this technology around the planet. Iowa can help the rest of the world with its energy needs. We've learned a great deal in a short time on our tour here."

Governor Culver also said, "I see the Hydrogen Engine Center and its exciting possibilities. It reaffirms my commitment to Iowa's cutting edge technology. We're going to need more operations like this one here doing great things. We want to push the envelope. Our goal is a very diverse alternative energy portfolio."